Exhibit 33.1

John Deere Capital Corporation’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria

The undersigned has caused an assessment to be made of John Deere Capital Corporation and its subsidiaries’ compliance with the servicing criteria set forth in Regulation AB.

John Deere Capital Corporation (the “Asserting Party”) is responsible for assessing compliance as of October 29, 2017 and for the period ending October 29, 2017 (the “Reporting Period”) with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations, except for those portions of criteria 229.1122(d)(1)(iii) pertaining to maintaining a back-up servicer, (d)(1)(iv) requirements of a fidelity bond and errors and omissions insurance, (d)(2)(vi) safeguarding of checks, (d)(2)(ii) and (d)(3)(ii) – (iii) pertaining to the actual disbursement or remittance of funds to investors (which disbursement is the responsibility of a different party participating in the servicing function),and (d)(4)(ix) – (xiii) and (xv), which the Asserting Party has concluded are not applicable to the servicing activities it and its subsidiaries perform with respect to the asset-backed securities transactions covered by this report (the “Applicable Servicing Criteria”).  The transactions covered by this report include the asset-backed securities transactions for which the Asserting Party served as servicer and any of its subsidiaries served as sub-servicer that are backed by the same asset type backing the asset backed securities that were completed after January 1, 2006 (being, the John Deere Owner Trust 2015 securities issued March 11, 2015, the John Deere Owner Trust 2015-B securities issued September 9, 2015, the John Deere Owner Trust 2016 securities issued March 2, 2016, the John Deere Owner Trust 2016-B securities issued July 27, 2016, the John Deere Owner Trust 2017 securities issued March 2, 2017, and the John Deere Owner Trust 2017-B securities issued July 18, 2017) and registered with the SEC pursuant to the Securities Act of 1933 (the “Platform”).

The Asserting Party has assessed its and its subsidiaries’ compliance with the Applicable Servicing Criteria as of October 29, 2017 and for the period October 31, 2016 to October 29, 2017 and has concluded that the Asserting Party and its subsidiaries have complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the undersigned’s assessment of compliance with the Applicable Servicing Criteria as of October 29, 2017, and for the Reporting Period as set forth in this assessment.

Date: January 12, 2018	John Deere Capital Corporation

	By	/s/ Cory J. Reed
Cory J. Reed
President